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                                                                     EXHIBIT 3.5


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          MATADOR PETROLEUM CORPORATION




         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation files the following Articles of Amendment to the Articles of Incorporation:

         ARTICLE I.   The name of the corporation is Matador Petroleum
Corporation.

         ARTICLE II. The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on May 8, 2001.

         The first paragraph of ARTICLE FOUR of the Articles of Incorporation, included clauses (a) and (b) thereof, is hereby amended to read as follows:

                  "The aggregate number of shares of stock that the corporation shall have authority to issue is one hundred and two million (102,000,000) shares, which shall be divided into two (2) classes as follows:

                  (a) One hundred million (100,000,000) shares of Common Stock, having a par value of ten cents ($.10) each (hereinafter "Common Stock"); and

                  (b) Two million (2,000,000) shares of Preferred Stock, having a par value of ten cents ($.10) each (hereinafter "Preferred Stock")."

         The remainder of ARTICLE FOUR shall remain in full force and effect as stated in the original Articles of Incorporation dated January 9, 1998.

                  ARTICLE III. The number of shares of Common Stock of the corporation outstanding at the time of such adoption was 4,137,561 and the number of shares of Common Stock entitled to vote thereon was 4,137,561. No shares of Preferred Stock were outstanding.

                  ARTICLE IV. The number of shares voted for the amendment was 3,623,404 and the number of shares voted against the amendment was 2,032.

         DATED: June 21, 2001.



                                       MATADOR PETROLEUM CORPORATION



                                       By: /s/ Joseph Wm. Foran
                                           -------------------------------------
                                       Name: Joseph Wm. Foran
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------